Exhibit 10.3

February 12, 2019

Dawn Phillipson

Dear Dawn,

On behalf of John Reed and Arhaus, I am very pleased to offer you the position of Chief Financial Officer.

Here are the details of your offer:

1.	Start date: February 8, 2019.

2.	Base salary of $340,000 per year, paid bi-weekly.

3.

You will be eligible for the Annual Corporate Salaried Bonus Plan (the “2019 Plan”), as the same is established by the Compensation Committee of the Board. Your target bonus will be 60% of your annual base pay. If achieved, the bonus will be paid in the 2nd quarter of 2020.

4.	You will continue to be eligible for all benefits offered to regular full-time Arhaus Associates.

5.

Should Arhaus choose to terminate your employment with the Company for any reason other than Cause (as defined below), or should you voluntarily resign from your employment with the Company for Good Reason (as defined below) you will be entitled, at the time of such termination or resignation, to the payment of a lump sum equal to the sum of: (a) 50% of the greater of (X) $340,000 or (Y) your highest base salary rate prior to such termination or resignation; plus (b) a COBRA stipend covering the six-month period immediately following such termination or resignation. Your lump sum payment will be subject to you signing a standard Arhaus employee severance agreement.

6.

Notwithstanding the provisions of the foregoing Paragraph 5, if you voluntarily resign from your employment with the Company for any reason other than Good Reason, you will not receive the lump sum payment or stipend set forth in Paragraph 5.

7.

Your rights with respect to your “Incentive Units” as an “Incentive Member” of the Company are as set forth in your Equity Incentive Agreement with the Company dated January 31, 2018 (the “EIA”), and those rights (including, without limitation, rights impacted by the definition of “Cause” in the EIA, as distinct from the definition of Cause with respect to your rights outside of the EIA) are unaffected by anything contained in this letter.

For purposes of this letter and the severance entitlement set forth in Paragraph 5 above, “Cause” means (i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of your employment with the Company; (ii) intentional engagement in any competitive activity which would constitute a breach of your duty of loyalty to the Company; or (iii) the willful and continued failure to substantially perform your duties for the Company (other than as a result of incapacity due to physical or mental illness). For purposes of this paragraph, an act, or failure to act, shall not be deemed willful or intentional, as those terms are used herein, unless it is

51 E. Hines Hill Road | Boston Heights, Ohio 44236

440.439.7700 | arhaus.com

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done, or omitted to be done, by you in bad faith or without a reasonable belief that your action or omission was in the best interest of the Company. Failure to meet performance standards or objectives, by itself, does not constitute “Cause”.

For purposes of this letter and the severance entitlement set forth in Paragraph 5 above, “Good Reason” means the occurrence of one or more of the following events arising without your express written consent, but only if you notify the Company in writing within thirty (30) days following our awareness of the occurrence of the event and the event remains uncured for at least fifteen (15) days after such notice: (i) a reduction in your base salary and/or Target Bonus potential; (ii) a diminution in your employee benefits from those provided to other executives at a similar level, as such benefits may be modified from time to time; (iii) a material diminution in your authority, duties or responsibilities; or (iv) the Company requires you to be based anywhere other than within fifty (50) miles of Boston Heights, Ohio.

This letter is a summary of the Company’s obligations to you with respect to the terms of your employment, and is not an employment contract. Nothing herein removes or modifies the Company’s “at-will” employment rights.

Dawn, the team and I look forward to continuing to work with you in your role as Chief Financial Officer. Please feel free to contact me with any questions/concerns that you may have. Please counter-sign this letter confirming your acceptance and forward to me.

Sincerely,

/s/ Mark Thompson

Mark Thompson

President and Chief Operating Officer

Arhaus

I, Dawn Phillipson, have read, understand, and accept the information outlined in this letter.

/s/ Dawn Phillipson	2/14/19
Dawn Phillipson	Date

51 E. Hines Hill Road | Boston Heights, Ohio 44236

440.439.7700 | arhaus.com

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